Exhibit 99.1

Picard Medical to Present the Next Generation Fully Implantable SynCardia Total Artificial Heart at ISMCS 2025

Tucson, Ariz. Nov. 26, 2025 - Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced that it will present in vitro data on the fully implantable Emperor Total Artificial Heart (TAH) at the 31st Annual Meeting of the International Society for Mechanical Circulatory Support (ISMCS 2025), held in Vienna, Austria from December 1st through 4th, 2025.

Details of the presentation are below:

Date: Thursday, December 4, 2025

Time: 14:05 Central European Time (CET).

Session: Mini Oral Session 3: Hemocompatibility and Heart/Pump Interaction

Presentation Title: “The Emperor Total Artificial Heart: A Next Generation, Fully Implantable Total Artificial Heart”

Presenter: Duffy Elmer, Engineering Project Manager, Picard Medical, Inc.

The presentation will highlight benchtop performance data from the Emperor, SynCardia’s fully implantable next generation Total Artificial Heart platform. The system uses an internal motor driven design that eliminates the need for any external pneumatic driver and is engineered to significantly improve patient mobility and quality of life.

About ISMCS 2025

ISMCS 2025 is the 31st annual global congress of the International Society for Mechanical Circulatory Support. The meeting brings together researchers, clinicians, engineers and industry leaders in mechanical circulatory support. It provides a forum to review new clinical research, discuss emerging technologies, and highlight next generation device innovations.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com